Exhibit 1.1

JACKSON FINANCIAL INC.

$400,000,000 principal amount of 5.170% Senior Notes due 2027

$350,000,000 principal amount of 5.670% Senior Notes due 2032

Underwriting Agreement

June 2, 2022

Barclays Capital Inc.

BofA Securities, Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

As Representatives of the Underwriters

c/o Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019

c/o BofA Securities, Inc.
One Bryant Park
New York, NY 10036

c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

c/o Wells Fargo Securities, LLC
550 South Tryon Street
Charlotte, NC 28202

Ladies and Gentlemen:

Jackson Financial Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $400,000,000 principal amount of its 5.170% Senior Notes due 2027 (the “2027 Notes”) and $350,000,000 principal amount of its 5.670% Senior Notes due 2032 (the “2032 Notes”) (together with the 2027 Notes, the “Securities”). The Securities are to be issued under an indenture, dated as of November 23, 2021 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, to be dated as of the Closing Date (as defined below) (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture, to be dated as of the Closing Date (the “Fifth Supplemental Indenture”; and the Base Indenture, as supplemented and amended by the Fourth Supplemental Indenture and the Fifth Supplemental Indenture being referred to herein as the “Indenture”). To the extent there are no additional parties listed on Schedule II other than you, the term Representatives as used herein shall mean you as the Underwriters, and the terms shall be construed as equivalents. The terms Representatives and Underwriters shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement as defined in Rule 405 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), on Form S-3 (File No. 333-262359), including a base prospectus dated January 27, 2022, relating to the Securities and other securities of the Company (the “Basic Prospectus”). The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement pursuant to Rule 430B under the Securities Act, is hereinafter referred to as the “Registration Statement.” The Basic Prospectus, as supplemented by the prospectus supplement relating to the offering of the Securities, in the form first used to confirm sales of Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act), is hereinafter referred to as the “Prospectus.” The Basic Prospectus, as supplemented by the preliminary prospectus supplement, dated June 1, 2022, relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act is hereinafter referred to as the “Preliminary Prospectus.”

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Disclosure Package” means the Preliminary Prospectus together with any free writing prospectus set forth in Schedule III hereto and any writings in addition to the Preliminary Prospectus that the parties expressly agree in writing to treat as part of the Disclosure Package (“Issuer Written Information”), and “road show” means any road show as defined in Rule 433(h) under the Securities Act. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “Preliminary Prospectus,” “Disclosure Package” and “Prospectus” shall include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Prospectus, the Disclosure Package, any preliminary prospectus supplement or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), that are deemed to be incorporated by reference therein. “Execution Time” means the date and time that this Agreement is executed and delivered by the parties hereto.

1.    Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a)            The Registration Statement is an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; the Registration Statement has become effective; no order of the Commission suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose or pursuant to Section 8A of the Securities Act are pending before or, to the Company’s knowledge, threatened by the Commission. The Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement, including as an automatic shelf registration statement.

(b)            (i) The Registration Statement, when it became effective and as of the effective date of any amendment thereto, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and complied and will comply in all material respects with the Securities Act, (ii) the Prospectus, as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will comply in all material respects with the Securities Act, (iii) the Disclosure Package, as of the time of each sale of the Securities in connection with the offering when the Prospectus is not yet available to prospective purchasers and as of the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will comply in all material respects with the Securities Act, (iv) any preliminary prospectus supplement filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act, and (v) each road show, if any, when considered together with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Disclosure Package or the Prospectus based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof. No statement of material fact included in the Prospectus has been omitted from the Disclosure Package and no statement of material fact included in the Disclosure Package that is required to be included in the Prospectus has been omitted therefrom.

(c)            Other than the Registration Statement, the Preliminary Prospectus and the Prospectus, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, authorized, approved or referred to and will not make, use, authorize, approve or refer to any Issuer Written Information that constitutes an offer to sell or solicitation of an offer to buy the Securities, other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the documents set forth in Schedule III hereto, (iii) each road show and (iv) any other written communications approved in writing in advance by the Representatives. Each such Issuer Written Information complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and does not conflict with the information contained in the Registration Statement or the Disclosure Package, and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Written Information, did not, and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Written Information based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Issuer Written Information, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(d)            The documents filed or are to be filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package, when they were filed with the Commission conformed or will conform in all material respects to the requirements of the Exchange Act, and none of such documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)            The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act.

(f)            The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(g)            The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(h)            Each of the Company and each Significant Subsidiary (as defined below) has been (i) duly incorporated or organized, as applicable, and is validly existing and in good standing (to the extent that such concept is applicable) under the laws of its jurisdiction of incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Prospectus, and (ii) duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business that requires such qualification, except to the extent that the failure to be so qualified, be in good standing or have such power or authority would not reasonably be expected to have a material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting (a) the business, properties, general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement, including the issuance and sale of the Securities (a “Material Adverse Effect”). For purposes of this Agreement, “Significant Subsidiary” means the subsidiaries listed on Annex A hereto.

(i)            All of the issued shares of capital stock or other equity interests, as applicable, of each Significant Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as disclosed in the Disclosure Package and the Prospectus, are owned directly or indirectly by the Company, free and clear of all material liens, encumbrances, equities or claims.

(j)            The subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X).

(k)            All the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any preemptive rights.

(l)            The holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities; and, except as set forth in or contemplated in the Disclosure Package and the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(m)            Each subsidiary of the Company that is required to be organized and licensed as an insurance company (each, an “Insurance Subsidiary” and, collectively, the “Insurance Subsidiaries”) is duly organized and licensed as an insurance company in the jurisdiction in which it is chartered or organized and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business as described in the Disclosure Package and the Prospectus, except in each case where the failure to be so licensed or authorized in each other jurisdiction would not reasonably be expected to have a Material Adverse Effect; each of the Company and each Insurance Subsidiary has made all required filings under applicable insurance company statutes and has filed all notices, reports, documents or other information required to be filed thereunder, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect; each of the Company and each Insurance Subsidiary has all other necessary authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications, of and from all insurance regulatory authorities necessary to conduct their respective existing businesses as described in the Disclosure Package and the Prospectus, except where the failure to have such authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the Disclosure Package and the Prospectus; none of the Company or any Insurance Subsidiary has received any notification from any insurance regulatory authority to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification from any insurance regulatory authority is needed to be obtained by any of the Company or any Insurance Subsidiary other than in any case where the failure to acquire such additional authorization, approval, order, consent, license, certificate, permit, registration or qualification, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; except as set forth in the Disclosure Package and the Prospectus, no subsidiary of the Company is currently prohibited, directly or indirectly, under any law, rule, regulation, agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company except where such prohibition would not reasonably be expected to have a Material Adverse Effect; and except as set forth in the Disclosure Package and the Prospectus, no insurance regulatory authority having jurisdiction over any Insurance Subsidiary has issued any order or decree impairing, restricting or prohibiting (i) the payment of dividends by any Insurance Subsidiary to its parent or the payment of dividends by such parent to the Company (directly or indirectly through one or more intermediate holding companies directly or indirectly wholly owned by the Company) or (ii) the continuation of the business of the Company or any of the Insurance Subsidiaries in all material respects as presently conducted.

(n)            The statements in the Disclosure Package and the Prospectus under the headings “Description of Notes,” “Description of Senior and Subordinated Debt Securities” and “U.S. Federal Income Tax Considerations” fairly summarize in all material respects the matters therein described.

(o)            This Agreement has been duly authorized, executed and delivered by the Company. The Indenture has been duly authorized by the Company, has been duly qualified under the Trust Indenture Act of 1939, as amended, and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms and entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(p)            The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Securities, including the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the certificate of incorporation or bylaws of the Company; or (iii) result in any violation of any law or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any subsidiary; except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge, encumbrance, judgment, order or decree that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company is required for the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Securities, including the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, except such as may be required by the securities or Blue Sky laws of the various states securities laws in which the Securities are offered and sold.

(q)            The financial statements included or incorporated by reference in the Disclosure Package and the Prospectus, together with the related schedules and notes, comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, including the applicable accounting requirements of Regulation S-X (“Regulation S-X”), and present fairly in all material respects the financial position of the Company and its subsidiaries at the dates indicated and the results of operations and changes in cash flows of the Company and its subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects, in accordance with GAAP the information required to be stated therein. Except as included or incorporated by reference therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Disclosure Package and the Prospectus under the Securities Act. The disclosure contained in the Disclosure Package and the Prospectus under the heading “Non-GAAP Financial Measures” regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) complies in all material respects with Item 10(e) of Regulation S-K of the Exchange Act.

(r)            Other than as set forth in the Disclosure Package and the Prospectus, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, no such Actions are threatened by governmental authorities or others; and there are no such Actions that are required to be included or incorporated by reference in the Disclosure Package and the Prospectus under the Securities Act that are not so included or incorporated by reference.

(s)            The Company and its subsidiaries have valid title to all real and personal property owned by them that are material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Disclosure Package and the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property held under lease by the Company and its subsidiaries that are material to the business of the Company and its subsidiaries are held by them under valid leases with such exceptions as do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.

(t)            Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or other applicable organizational document), (ii) in violation of any statute, judgment, law, order, rule, decree or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their properties (including the insurance laws and regulations of the states of incorporation of the Company’s Insurance Subsidiaries (as defined below) and the insurance laws and regulations of other applicable jurisdictions) or (iii) in default in the performance or observance of any obligation, agreement, condition, covenant or condition contained in any indenture, contract, mortgage, deed of trust, note agreement, loan agreement, lease or other agreement, obligation, condition, covenant or instrument to which it is a party or by which it or any of its properties may be bound; except, in the case of the foregoing clauses (ii) and (iii), for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)            KPMG LLP, which has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries as required by the Securities Act and the Public Company Accounting Oversight Board (United States).

(v)            The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed by them through the date hereof or have requested extensions thereof and have paid all taxes required to be paid by them (except for cases in which the failure to file or pay would not reasonably be expected to have a Material Adverse Effect or except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company); and, except as described in the Disclosure Package and the Prospectus, there is no tax deficiency that has been determined adversely to the Company or any of its subsidiaries or any of their respective properties or assets (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company or its subsidiaries or any of their respective properties or assets); except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)            No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Disclosure Package and the Prospectus, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to have a Material Adverse Effect.

(x)            The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, officers and directors are, to the knowledge of the Company, in full force and effect; the Company and its consolidated subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause that would reasonably be expected to have a Material Adverse Effect; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(y)            The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as described in the Disclosure Package and the Prospectus.

(z)            Except as described in the Disclosure Package and the Prospectus, the Company maintains a system of internal controls that are sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(aa)      (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or of its subsidiaries would have any liability (each, a “Plan”) has been maintained in compliance in all material respects with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no such Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no such Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA) or “endangered status” or “critical status” (within the meaning of Section 305 of ERISA); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) with regard to the funding rules of Section 412 of the Code and a Plan’s ability to pay benefits thereunder when due has occurred; (vi) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the Company shall undertake to maintain such qualification of each Plan and (vii) neither the Company nor any of its subsidiaries has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan, except in each case with respect to the events or conditions set forth in (i) through (vii) hereof, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(bb)      The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the applicable anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(cc)      None of the Company or any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, Her Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized, or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria), and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions; for the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions in a manner that would violate any Sanctions.

(dd)      (i) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (A) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense (or taken any act in furtherance thereof); (B) made, offered, promised or authorized any direct or indirect unlawful payment; or (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; and (ii) the Company and its Affiliates have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and have policies and procedures reasonably designed to promote and achieve compliance with such laws.

(ee)      Neither the Company nor any of its subsidiaries has, since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package and the Prospectus, (i) sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree of any court or arbitrator or governmental or regulatory authority or (ii) entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole, in each case other than as set forth or contemplated in the Disclosure Package and the Prospectus; and, since the respective dates as of which information is given in the Disclosure Package, there has not been any material change in the capital stock (other than as a result of (i) the exercise, if any, of stock options or the award, if any, of stock options or restricted stock in the ordinary course of business pursuant to the Company’s equity plans that are described in the Disclosure Package and the Prospectus, (ii) the issuance, if any, of stock upon conversion of Company securities as described in the Disclosure Package or the Prospectus or (iii) the purchase of outstanding shares of the Company’s common stock pursuant to its stock repurchase program described in the Disclosure Package and the Prospectus) or long-term debt of the Company and any of its subsidiaries.

(ff)      (A) There has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company or its subsidiaries information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”), (B) neither the Company  nor its subsidiaries have been notified of, and each of them have no knowledge of any event or condition that could result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data and (C) the Company and its subsidiaries have implemented controls, policies, procedures, and technological safeguards to maintain and protect, in all material respects, the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, except with respect to clauses (A) and (B), for any such security breach or incident, unauthorized access or disclosure, or other compromises, as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(gg)      The Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) material to and used in the conduct of their respective businesses. (i) The Company and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any person; (ii) there are no pending or threatened claims against the Company or any of its subsidiaries relating to infringement of a third party’s Intellectual Property; and (iii) to the knowledge of the Company, the Intellectual Property of the Company and its subsidiaries is not being infringed, misappropriated or otherwise violated by any person, in each case, in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(hh)      Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the issuance, offering and sale of the Securities.

(ii)            Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Disclosure Package or the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(jj)      The material forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included in the Disclosure Package, the Prospectus or any road show (the “Prospective Information”) has been so included on a reasonable basis and in good faith, and the assumptions described in the Prospective Information accurately and fairly describe in all material respects the key assumptions upon which the Prospective Information is based.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby.

2.    Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of 99.400% of the principal amount of the 2027 Notes and 99.335% of the principal amount of the 2032 Notes, in each case, plus accrued interest, if any, from June 8, 2022 to the Closing Date, the principal amount of Securities set forth opposite such Underwriter’s name in Schedule II hereto.

3.    Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on June 8, 2022, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 8 hereof. The time and date of such payment for the Securities are referred to herein as the “Closing Date.” As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in the City of New York. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4.    Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

5.    Agreements. The Company agrees with each Underwriter that:

(a)            The Company will furnish to each Underwriter and to counsel for the Underwriters, without charge, during the period referred to in Section 5(f) below, as many copies of the materials contained in the Disclosure Package and the Prospectus and any amendments and supplements thereto as they may reasonably request.

(b)            The Company will prepare a final term sheet, containing solely a description of the final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule I hereto.

(c)            The Company will not amend or supplement the Registration Statement, Disclosure Package or the Prospectus other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives, which consent shall not be unreasonably withheld or delayed; provided, however, that from the Execution Time to the Closing Date, the Company will (i) not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Prospectus unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document, and (ii) promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Prospectus shall have been filed with the Commission.

(d)            To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(e)            Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(f)            If at any time prior to the completion of the sale of the Securities by the Underwriters (as determined by the Representatives), any event occurs as a result of which the Disclosure Package or the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Disclosure Package or Prospectus is delivered, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Prospectus to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Prospectus to the several Underwriters and counsel for the Underwriters without charge in such quantities as they may reasonably request.

(g)            Without the prior written consent of the Representatives, the Company has not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Prospectus or any other offering materials prepared by or with the prior written consent of the Representatives.

(h)            The Company will arrange, if necessary, for the qualification of the Securities for sale by the Underwriters under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the sale of the Securities, provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(i)            If the third anniversary of the initial effectiveness date of the Registration Statement occurs before all the Securities have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Securities to continue without interruption; references herein to the Registration Statement shall include the new registration statement that becomes effective with the Commission.

(j)            During the period from the date hereof through and including the Closing Date, the Company will not, without the prior written consent of the Representatives offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any of its Affiliates or any person in privity with the Company or any of its Affiliates, directly or indirectly, or announce the offering, of any debt securities issued or guaranteed by the Company (other than the Securities) that have a tenor of more than one year.

(k)            The Company will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(l)            The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the Securities and the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Prospectus and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Prospectus, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) up to $25,000 in connection with any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(h) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters, including fees and disbursements of counsel incurred in connection with the review and qualification of the offering of the Securities by Financial Industry Regulatory Authority, Inc., if any; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

It, however, is understood that, except as provided in this Section 5 and Sections 7 and 8 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

6.    Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Time of Sale, the Execution Time and the Closing Date, as applicable, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)            The Company shall have requested and caused Sidley Austin LLP, counsel for the Company, to furnish to the Representatives an opinion and negative assurance letter, dated the Closing Date, and addressed to the Representatives, to the effect set forth in Annex B.

(b)            The Representatives shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, an opinion and disclosure letter, dated the Closing Date, and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Prospectus and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(c)            The Company shall have furnished to the Representatives a certificate of the Company, signed by (x) the Chief Executive Officer and President and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Prospectus and any supplements or amendments thereto, and this Agreement and that:

(i)            all representations and warranties of the Company herein are, at and as of the Closing Date, true and correct (i) in the case of representations and warranties which are qualified as to materiality, with the same effect as if made on the Closing Date, and (ii) in the case of representations and warranties that are not so qualified, in all material respects, and that the Company shall have performed all of its obligations hereunder to be performed at or prior to the Closing Date; and

(ii)            since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting the business, properties, general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(d)            At the Execution Time and at the Closing Date, the Company shall have requested and caused KPMG LLP to furnish to the Representatives letters, dated respectively as of the date of this Agreement and as of the Closing Date, in form and substance satisfactory to the Representatives and confirming that they are independent accountants within the meaning of the Exchange Act, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Preliminary Prospectus and the Prospectus, provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than three Business Days before the Closing Date.

All references in this Section 6(d) to the Preliminary Prospectus and the Prospectus include any amendment or supplement thereto at the date of the applicable letter.

(e)            The Representatives shall have received, at the Execution Time and the Closing Date, a certificate of the Chief Financial Officer of the Company dated respectively as of the Execution Time or the Closing Date, as applicable, in form and substance satisfactory to the Representatives and in substantially the form attached hereto as Annex C, stating, as of such date, the conclusions and findings of such individual, in his or her capacity as Chief Financial Officer of the Company, with respect to the financial information and such other matters as reasonably requested by the Representatives.

(f)            The Representatives shall have received, on and as of the Closing Date, reasonably satisfactory evidence of the good standing of the Company and its Significant Subsidiaries in their respective jurisdictions of organization (to the extent that such concept is applicable), in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions, provided that the evidence of good standing for those entities except for the Company may be as of any date reasonably satisfactory to the Representatives, through and including the Closing Date.

(g)            Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), the effect of which is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(h)            The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(i)            Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j)            Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

7.    Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to clause (ii) of Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through the Representatives on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.    Indemnification and Contribution. (a)  The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of each Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any preliminary prospectus, the Disclosure Package, any Issuer Written Information, any road show, or any other written information used by or on behalf of the Company in connection with the offer and sale of the Securities, or in any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(b)            Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors and officers of the Company and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Prospectus, any Issuer Written Information, any road show, or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, Preliminary Prospectus, the Prospectus (or any amendment or supplement thereto), any Issuer Written Information, any road show, or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto; it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Preliminary Prospectus and the Prospectus furnished on behalf of each Underwriter: the statements set forth in the third sentence of the eighth paragraph under the caption “Underwriting (Conflicts of Interest)” and the first sentence of the tenth paragraph under the caption “Underwriting (Conflicts of Interest).”

(c)            In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (A) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Underwriters and all persons, if any, who control any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Underwriter within the meaning of Rule 405 under the Securities Act and (B) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Underwriters and such control persons and affiliates of any Underwriters, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)            To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party or parties, on the other hand, from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the indemnifying party or parties, on the one hand, and of the indemnified party or parties, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Securities. The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Securities they have purchased hereunder, and not joint.

(e)            The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and distributed by it were offered exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)            The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter, or the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.    Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by any such Underwriter hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the Representatives may in their discretion arrange for the Representatives or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Underwriter, the Representatives do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to the Representatives to purchase such Securities on such terms. If, after giving effect to any arrangements for the purchase of the Securities described in the preceding two sentences, the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto, the non-defaulting Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the non-defaulting Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto after giving effect to any arrangements for the purchase of the Securities described in the preceding two sentences, the non-defaulting Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company or any non-defaulting Underwriter for damages occasioned by its default hereunder. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section 9 with like effect (unless the context otherwise requires) as if such person had originally been a party to this Agreement with respect to such Securities.

10.    Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) trading of any securities of the Company shall have been suspended on any national exchange; (iii) a banking moratorium shall have been declared either by U.S. federal, Delaware or New York State authorities; (iv) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services; or (v) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

11.    Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriters or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Barclays Capital Inc., 745 Seventh Avenue, New York, NY, Attention: Syndicate Registration (fax: (646) 834-8133)); BofA Securities, Inc., 1540 Broadway, NY8-540-26-02, New York, NY 10036, Attention: High Grade Transaction Management/Legal, Facsimile: (212) 901-7881, Email: dg.hg_ua_notices@bofa.com; Morgan Stanley & Co. LLC, 1585 Broadway New York, NY 10036, Attention: Investment Banking Division (facsimile: (212) 507-8999); Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management, Email: tmgcapitalmarkets@wellsfargo.com, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, Attention: Dwight Yoo (facsimile: (212) 735-2000); or, if sent to the Company, 1 Corporate Way, Lansing, MI 48951, Attention: General Counsel; with a copy to Sidley Austin LLP, One South Dearborn, Chicago, IL 60603, Attention: Richard Astle (facsimile: (312) 853-7036) and Amanda Todd (facsimile: (312) 853-7036).

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder.

14.    Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

15.    Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

16.    Waiver of Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.    No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that they will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

18.    Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

19.    Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)  In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 19, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

20.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

21.    Headings. The section headings used herein are for convenience only and shall not affect the construction hereof

[Remainder of page left blank intentionally, Signature page follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Underwriters.

Very truly yours,

Jackson Financial Inc.

By:	/s/Marcia Wadsten
Name: Marcia Wadsten
Title: EVP & CFO

[Signature Page to Underwriting Agreement]

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Barclays Capital Inc.

BofA Securities, Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

By: Barclays Capital Inc.

By:	/s/ Radhika P. Gupte
Name: Radhika P. Gupte
Title: Managing Director

By: BofA Securities, Inc.

By:	/s/ Patrick McNeely
Name: Patrick McNeely
Title: Managing Director

By: Morgan Stanley & Co. LLC

By:	/s/ Erica Mui
Name: Erica Mui
Title: Managing Director

By: Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Managing Director

For themselves and the other several
Underwriters named in
Schedule II to the foregoing Agreement.

[Signature Page to Underwriting Agreement]

SCHEDULE I

PRICING TERM SHEET

Filed Pursuant to Rule 433
Registration Statement No. 333-262359
Relating to the Preliminary Prospectus Supplement
Dated June 1, 2022
(To Prospectus dated January 27, 2022)

Jackson Financial Inc.

$400,000,000 5.170% Senior Notes due 2027

$350,000,000 5.670% Senior Notes due 2032

Pricing Term Sheet

June 2, 2022

Terms and Conditions Applicable to all Notes

Issuer:	Jackson Financial Inc.

Ranking:	Senior Unsecured

Pricing Date:	June 2, 2022

Settlement Date*:	June 8, 2022 (T+4)

Expected Ratings (Moody’s/S&P/Fitch):	Baa2 (Negative)/BBB (Stable)/BBB (Stable)**

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
SG Americas Securities, LLC
R. Seelaus & Co., LLC
Academy Securities, Inc.
Siebert Williams Shank & Co., LLC
Loop Capital Markets LLC

Terms and Conditions Applicable to the $400,000,000 5.170% Senior Notes due 2027

Security Title:	5.170% Senior Notes due 2027 (the “2027 Notes”)

Aggregate Principal Amount:	$400,000,000

Maturity Date:	June 8, 2027

Underwriting Discount:	0.600%

Net Proceeds (after Underwriting Discount and before Expenses) to the Issuer:	$397,600,000

Coupon:	5.170%

Interest Payment Dates:	Semi-annually in arrears on June 8 and December 8 of each year, commencing on December 8, 2022

Benchmark Treasury:	2.625% due May 31, 2027

Benchmark Treasury Price / Yield:	98-20+ / 2.920%

Spread to Benchmark Treasury:	T + 225 bps

Reoffer Yield:	5.170%

Offering Price:	100.000% of principal amount plus accrued interest, if any, from June 8, 2022

Optional Redemption:	Prior to May 8, 2027 (the “Par Call Date”), the 2027 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the rate of T + 35 bps, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2027 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, the 2027 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	46817M AR8 / US46817MAR88

Terms and Conditions Applicable to the $350,000,000 5.670% Senior Notes due 2032

Security Title:	5.670% Senior Notes due 2032 (the “2032 Notes”)

Aggregate Principal Amount:	$350,000,000

Maturity Date:	June 8, 2032

Underwriting Discount:	0.650%

Net Proceeds (after Underwriting Discount and before Expenses) to the Issuer:	$347,672,500

Coupon:	5.670%

Interest Payment Dates:	Semi-annually in arrears on June 8 and December 8 of each year, commencing on December 8, 2022

Benchmark Treasury:	2.875% due May 15, 2032

Benchmark Treasury Price / Yield:	99-19 / 2.922%

Spread to Benchmark Treasury:	T + 275 bps

Reoffer Yield:	5.672%

Offering Price:	99.985% of principal amount plus accrued interest, if any, from June 8, 2022

Optional Redemption:	Prior to March 8, 2032 (the “Par Call Date”), the 2032 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the rate of T + 45 bps, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2032 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, the 2032 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	46817M AS6 / US46817MAS61

*Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery thereafter will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

** The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P Global Ratings or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at +(800) 603-5847; BofA Securities, Inc. toll-free at +1 (800) 294-1322; Morgan Stanley & Co. LLC toll-free at +1 (866) 718-1649; and Wells Fargo Securities, LLC toll-free at +1 (800) 645-3751.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE II

Underwriters	Principal Amount of 2027 Notes to be Purchased		Principal Amount of 2032 Notes to be Purchased
Barclays Capital Inc.	U.S. $	56,000,000	U.S. $	49,000,000
BofA Securities, Inc.		56,000,000		49,000,000
Morgan Stanley & Co. LLC		56,000,000		49,000,000
Wells Fargo Securities, LLC		56,000,000		49,000,000
Citigroup Global Markets Inc.		39,400,000		34,475,000
J.P. Morgan Securities LLC		39,400,000		34,475,000
BNP Paribas Securities Corp.		12,400,000		10,850,000
BNY Mellon Capital Markets, LLC		12,400,000		10,850,000
Credit Suisse Securities (USA) LLC		12,400,000		10,850,000
Goldman Sachs & Co. LLC		12,400,000		10,850,000
HSBC Securities (USA) Inc.		12,400,000		10,850,000
MUFG Securities Americas Inc.		12,400,000		10,850,000
SG Americas Securities, LLC		12,400,000		10,850,000
R. Seelaus & Co., LLC		5,200,000		4,550,000
Academy Securities, Inc.		2,000,000		1,750,000
Siebert Williams Shank & Co., LLC		2,000,000		1,750,000
Loop Capital Markets LLC		1,200,000		1,050,000
Total:	U.S. $	400,000,000	U.S. $	350,000,000

SCHEDULE III

Free Writing Prospectuses

1.            Pricing Term Sheet, dated June 2, 2022, filed pursuant to Rule 433 under the Securities Act, attached as Schedule I hereto.

ANNEX A

Significant Subsidiaries

Jackson National Life Insurance Company

Jackson National Asset Management LLC

Annex A-1

ANNEX B

Sidley Austin LLP Opinion / Negative Assurance Letter

[Omitted]

Annex B-1

ANNEX C

CFO Certificate

[Omitted]

Annex C-1